Exhibit 10.4

September 9, 2013

Ki Won Yoon

Dear Ms. Yoon,

On behalf of Open Bank, I am pleased to offer you the position of Executive Vice President, Chief Lending Officer, reporting to the Chief Executive Officer. This position is an important one to our organization and we look forward to you contributing your experience and expertise.

1.	Start date. Tuesday, October 1, 2013.
2.	Base Salary. Your annualized gross salary will be $170,000. We are paid on the 15th and last day of the month.
3.	Stock Option. You will be allocated 50,000 shares of stock options vesting equally over five (5) years on your anniversary date, subject to Board approval.
4.	Restrictive Stock. You will be granted 20,000 Restricted Stock Units tied to bank performance, vesting equally over five (5) years on your anniversary date, subject to Board approval.
5.	Paid Time Off (“PTO”). You will receive five (5) weeks PTO (includes vacation and sick days) annually prorated per pay period.
6.	Auto Allowance. You will receive an auto allowance of $800 per month.
7.	Cell Allowance. You will receive a cell phone allowance of $200 per month.
8.	Benefits. You will be eligible for health benefits of medical, dental, vision, and life insurance on your hire date and 401(k) Retirement Plan on January 1, 2014.
9.	Performance Incentive Plan. You will be eligible for a $50,000 cash incentive bonus tied to the Bank making a profit and meeting annual bank and individual goals for 2013.
10.	Board approval. Your executive position is subject to HRCC approval.

During your employment you will have access to confidential and proprietary information, which we consider private and protect adamantly. We also resolve any dispute between you and us by arbitration. Therefore, this offer is conditioned on your execution and delivery of an Arbitration Agreement. Your employment is also contingent upon the successful completion of the background and reference checks, as well as being able to establish your identity and authorization to work in the United States on your first day of work. The first 90 days of your employment will be considered an introductory period. However, both during, and upon the conclusion of your introductory period, employment with Open Bank is at-will. This means that the terms and conditions of your employment may be changed with or without notice, with or without cause, including, but not limited to termination, demotion, promotion, transfer, benefits, duties and location of work. There is no express or implied agreement between Open Bank and yourself for continued or long-term employment. No representative of Open Bank has the authority to alter this at-will relationship.

1000 Wilshire Blvd. Suite 100, Los Angeles, CA 90017    |    Tel 213.892.9999    |    Fax 213.892.1199    |    www.myopenbank.com

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September 9, 2013

Ki Won Yoon

I am delighted to extend this offer to you and look forward to working together. Please indicate your acceptance of this offer by signing the offer letter, and arbitration agreement, as well as, returning the Release Authorization, and Fair Credit Reporting Act Disclosure form. The terms of this offer supersede any prior representation or terms, whether expressed orally or in writing. If you have any questions regarding benefits, please contact Kathi Duncan at 213.892.1193.

Sincerely,

/s/ Min Kim

Min Kim

President & Chief Executive Officer

Acceptance:

/s/ Ki Won Yoon	9/12/13	9/12
Ki Won Yoon	Date Signed	Start Date

Attachments: arbitration agreement, Fair Credit Reporting Act Disclosure Form, application, Release Authorization, 1-9 requirements

1000 Wilshire Blvd. Suite 100, Los Angeles, CA 90017    |    Tel 213.892.9999    |    Fax 213.892.1199    |    www.myopenbank.com